Exhibit 10.4

Lease Reference No: KBTP2-Techview-1-039-0076

VIA COURIER

Date: 17 February 2010

ULTRATECH (SINGAPORE) PTE. LTD.

3 Temasek Avenue

Level 21 Centenial Tower

Singapore 039190

Attention :	Mr Ghosh Dave
Vice President - Corporate Services

Dear Sirs

LEASE OF #02-01, 1 KAKI BUKIT VIEW, TECHVIEW, SINGAPORE 415941

On behalf of HSBC Institutional Trust Services (Singapore) Limited As Trustee of Ascendas Real Estate Investment Trust (“the Landlord”), we are pleased to offer you a tenancy for the above premises (the “Demised Premises”) located at 1 Kaki Bukit View Techview (the “Building”) subject to the following terms and conditions:

1.1	USE

The Demised Premises will be permitted to be used for :

Installing and servicing photolithography equipment for electronics industry.

1.2	TERM OF TENANCY

The tenancy shall be for a period of 3 years commencing on 15 June 2010 and expiring on 14 June 2013 (the “Term”).

You shall have the option to renew the tenancy for another 3 years at revised net rent to be mutually agreed, service charge and any modified/or additional terms and conditions provided that there is no breach of any of the terms, conditions and stipulations in the Tenancy Agreement.

1.3	DEMISED PREMISES

The floor area (subject to final measurement) of the Demised Premises as edged in red on the attached floor plan is/are as follows:

Unit No(s)	Floor Area (sm)
#02-01	1232.00

1.4	NET RENT, SERVICE CHARGE AND OTHER PAYMENTS (EXCLUSIVE OF GST)

(a)	The monthly Rent and Service Charge at the Demised Premises shall be as follows:-

Unit	Net Monthly Rent Rate (psm)	Monthly Service Charge Rate (psm)	Gross Monthly Rent Rate (psm)	Net Monthly Rent	Monthly Service Charge	Gross Monthly Rent
#02-01	$20.43	$5.40	$25.83	$25,169.76	$6,652.80	$31,822.56

(b)

Unless otherwise provided in this letter, you must pay the monthly Rent, Service Charge and where applicable, the fee for the use of F&F (together the “Gross Rent”), monthly in advance WITHOUT DEMAND on the first day of each calendar month of the year (ie. 1st days of January, February, March, etc). This payment is to be made by way of GIRO to the Landlord’s bank account. Please complete and return the attached Direct Debit Authorisation (DDA) form to us together with your letter of acceptance of our offer.

(c)	If the cost of services undertaken by the Landlord shall increase the monthly service charge may be revised in writing to you to reflect this. Any increase in the service charge payable in any year during the Term shall not exceed an aggregate sum of 30% of the service charge payable in the preceding year and such revised service charge will be payable as from the date specified on the said notice.

(d)	The Gross Rent for your first month of tenancy is required to be paid in advance and is due once you accept this offer.

1.5	AIR CONDITIONING CHARGES

(a)	In addition to the rent, you are required to pay all direct operating costs for the supply of air-conditioning to the Demised Premises as apportioned by the Landlord at the following rates:

	Time	Charge
Weekday	8:00 - 20:00	$0.009 /(m2*HOUR)
Weekday	20:00 - 8:00	$0.015 /(m2*HOUR)
Saturday	8:00 - 15:00	$0.009 /(m2*HOUR)
Saturday	15:00 - 8:00	$0.015 /(m2*HOUR)
Sunday & Public Holiday	whole day from Sunday 8:00 onwards	$0.015 /(m2*HOUR)

The Landlord reserves the right to revise the rates from time to time.

(b)	You shall install at your own expense any additional air-conditioning equipment for your own use after office hours and for special installation such as computer rooms which may require continuous air-conditioning.

(c)	The location of all air-conditioning equipment and the methods of installation for your own use shall require written permission from the Landlord.

1.6	SECURITY DEPOSIT

(a)	You will be required to place with the Landlord a cash deposit of $95,467.68 equivalent to 3.00 months’ Gross Rent (the “Security Deposit Amount”) as security deposit against any possible breach on your part of any of the terms, conditions and stipulations of the Tenancy Agreement.

(b)	However, as a gesture of goodwill, the Landlord is agreeable to the Security Deposit Amount being furnished by way of a Banker’s Guarantee of $95,467.68. The Banker’s Guarantee shall be valid for the period commencing from the date of possession or the commencement of the Term, whichever is earlier, and expiring 6 months after the date of expiry of the Term. The Banker’s Guarantee shall be issued by a reputable financial institution with a minimum rating of A3 or A- and in the form and contain the terms set out in the specimen copy attached to this letter. You shall furnish the Landlord the said Banker’s Guarantee not later than 10 March 2010.

(c)	In the event after acceptance of this offer, you fail to observe or perform (or you threaten to commit a breach of or not to perform) your obligations under this letter, or you fail to execute the Tenancy Agreement (hereinafter referred to) or to take possession of the Demised Premises in accordance with the terms and conditions of this letter, or winding up/bankruptcy proceedings are commenced against you, then without prejudice to any other rights or remedies available to the Landlord, at law or in equity, the Landlord may terminate this agreement by written notice to you, whereupon the Landlord may forfeit and retain for its own benefit the deposit without prejudice to any other rights and remedy of the Landlord, and you shall pay to the Landlord compensation and damages for loss of Gross Rent suffered by the Landlord.

1.7	RENOVATION DEPOSIT

(a)	You will be required to place with the Landlord a renovation deposit before the commencement of any renovation work including addition or alteration to the existing renovation works.

(b)	The rate for the renovation deposit is $10.00 per square metre of the total leased floor area (please refer to Para 1.3) subject to a minimum sum of $1000.00 and a maximum of $20000.00.

(c)	The renovation deposit will be used to offset any actual cost incurred by the Landlord in rectifying any damages caused in the course of the renovation (if any). Should the renovation deposit be insufficient to cover the actual cost of rectifying the damages caused during the renovation, you are required to pay the outstanding amount to the Landlord within one (1) week of written notice to you.

(d)	The balance of the deposit will be refunded without interest to you upon:

(i)	you obtaining written approval from and complying with any conditions as imposed by the Landlord and/or the relevant authorities. Copies of the written approval from the authorities must be submitted to the Landlord for their retention.

(ii)	your submission of all the plans in respect thereof (ie. Architectural/Layout, Mechanical and Electrical, Air-conditioning and Fire Alarm Plans) to the Landlord within 2 months from the date of possession of the Demised Premises.

(iii)	satisfactory completion of your renovation works.

Please note that the Landlord shall have the right to forfeit the full amount of the renovation deposit if you fail to comply with the sub-clause (d)(ii) above. Notwithstanding that the deposit has been forfeited due to non-compliance, you are still required to submit the renovation plans to us and the relevant authorities for approval.

1.8	TENANCY AGREEMENT

You will be required to enter into a Tenancy Agreement, a copy of which is attached. However, until such Tenancy Agreement is executed and effective, it is to be taken as part of this offer and you will, on acceptance of this offer, be deemed to have agreed to abide by and be bound to observe all the terms and conditions as at the date of this offer.

You shall execute and return to us the Tenancy Agreement within fourteen (14) days from the date of the Tenancy Agreement is sent to you for execution.

1.9	LEGAL CHARGES AND STAMP DUTY FOR TENANCY AGREEMENT

You will be required to pay the legal charges (as reflected in Clause 2 hereof) for the preparation of the Tenancy Agreement and stamp duties.

1.10	GST

You are required to pay or to indemnify the Landlord against Goods and Services Tax (“GST”) or any tax of a similar nature that may be substituted for it or levied it in addition to it chargeable in respect of any payment to be made by you under the conditions herein or in respect of any payment made by the Landlord which you agree under the conditions herein to reimburse the Landlord for such payment including any GST levied on any legal costs.

1.11	LATE PAYMENT

You will be required to pay interest at the rate of 10% per annum on monies owing to the Landlord and not settled on due dates. The Landlord reserves the right to revise the interest rate from time to time by reflecting this in its statement of accounts to you.

1.12	POSSESSION OF PREMISES

Your possession of the Demised Premises is targeted on 15 March 2010.

Possession of the Demised Premises will only be given after you have accepted the terms and conditions of this offer and settled in full necessary payments.

We advise you to accept this offer as soon as possible so that you can take possession of the Demised Premises on the date stipulated above. In this way, you will maximize the rent-free period for fitting out the premises.

However, if you commence business prior to the commencement of the Term, then in respect of the period from the date of commencement of business, you shall pay to the Landlord all direct operating cost for the supply of air-conditioning to the Demised Premises as apportioned by the Landlord.

The date of commencement of Tenancy is 15 June 2010.

1.13	RENT FREE PERIOD

Rent-Free will be granted to you as follows:

Unit	Start Date	End Date	Duration
Techview #02-01	15 March 2010	14 June 2010	3 months

Please note that the Landlord is agreeable to granting such rent free period on condition that you comply with all the terms and conditions of this letter and the Tenancy Agreement throughout the Term. If the Term is terminated by the Landlord pursuant to your breach of the provisions of this letter or the Tenancy Agreement, you shall without prejudice to the other rights and remedies of the Landlord, be required to pay the Landlord the Gross Rent for the rent free period within 7 days from the date of Landlord’s notice in writing to you.

1.14	SUPPLY OF ELECTRICITY

1.14.1	ELECTRICITY METER

(1)	Unless otherwise agreed by the Landlord, you will be required to engage a qualified contractor to install and test the electricity meter relating to the Demised Premises. Prior written approval of the Landlord, and where required, the relevant authorities for such installation and testing must be obtained. All costs and expenses relating to such installation, testing and approvals (including without limitation, the costs and expenses arising from the submissions to, endorsements by and attendance of the Landlord’s licensed electrical worker) shall be bome by you.

(2)	You shall be responsible for the maintenance, repair and replacement of such electricity meter at your costs and expense during the Term and must not tamper with, or do anything which may affect the accuracy of, such electricity meter.

(3)	Upon expiry or sooner determination of the Term, unless otherwise agreed by the Landlord, you will be required to remove the electricity meter, and make good, to the satisfaction of the Landlord, any damage due to such removal, at your costs and expense.

1.14.2	ELECTRICITY SUPPLY

(1)	Where the Landlord has effected or intends, at any time or from time to time during the Term, to effect an en bloc energy purchase for the Building, you will be deemed to have granted your consent to such purchase on acceptance of this offer (if you have not already done so earlier). Further, you must, unless you have already done so prior to the date of this offer and if required by the Landlord, sign an authorization containing such provisions as may be prescribed by the Landlord, to confirm such consent. The provisions of such authorization will apply in relation to the supply of electricity to the Demised Premises.

(2)	Where the Landlord has not or does not intend to effect an enbloc energy purchase for the Building, you are required to make arrangements with the Landlord, or with such other supplier or retailer as may be agreed by the Landlord, for the supply of electricity to the Demised Premises.

(3)	Without prejudice to the generality of the foregoing, during the term of the tenancy, you must not, at any time during the Term:-

(a)	enter into or agree to enter into an energy purchase from any other person or party other than the Landlord unless the prior written consent of the Landlord is obtained; and

(b)	open a power supply account with SP Services Pte Ltd or any other electricity or power retailer unless the prior written consent of the Landlord is obtained.

Such consent of the Landlord shall not be unreasonably withheld or delayed.

(4)	All charges for consumption of electricity at the Demised Premises shall be borne by you. The Landlord will give written notice to you of the monthly electricity charges payable by you for each month. In the absence of manifest error, you will accept the Landlord’s notice as binding and conclusive and pay the Landlord the amount specified in such notice within 7 days from the date of

a)	The Option shall be valid from Possession Date and shall expire on 14 June 2013 (hereinafter called “the validity period”);

b)	The Option shall be granted by the Landlord to you only once during the validity period and you shall take up the whole of the Unit (and not part of the Unit) as shown demarcated in blue in the attached floor plan; and

c)	The Option shall be exercised by you by way of written acceptance together with full payment within three (3) working days from the grant of the Option by the Landlord to you, failing which the Option shall be deemed null and void. The Landlord shall thereafter be free to lease the Unit to other interested parties without any further reference to you and you shall not have any claims against the Landlord for any damages arising out of or in connection therewith.

(II)	Electrical Design Load

The Landlord will allow the Tenant to tap an electrical load of 1000 Amperes.

2	STATEMENT OF ACCOUNTS

We would appreciate your acceptance of the terms and conditions of this letter of offer by 10 March 2010. Together with your letter of acceptance, please send us a cheque for the TOTAL AMOUNT as shown below:

	AMOUNT	GST (7%)
NET RENT:
$20.43 per square metre per month on 1232.00 square metres for a period of 3 years beginning from 15 June 2010	$25,169.76	$1,761.88

SERVICE CHARGE:
$5.40 per square metre per month on 1232.00 square metres for a period of 3 years beginning from 15 June 2010	$6,652.80	$465.70

GROSS RENT:	$31,822.56	$2.227.58
$25.83 per square metre per month on 1232.00 square metres for a period of 3 years beginning from 15 June 2010

LEGAL CHARGES FOR TENANCY AGREEMENT	$2,603.13	$182.22

RENOVATION DEPOSIT	$12,320.00

ELECTRICITY SUPPLY DEPOSIT	$6,600.00

SUB-TOTAL	$53,345.69	$2,409.80

GST PAYABLE	$2,409.80

TOTAL AMOUNT (INCLUSIVE OF GST) [payable to “HTSG a/c Ascendas REIT”]	$55,755.49

BANKER’S GUARANTEE (SECURITY DEPOSIT)	$95.467.68

STAMP DUTY [payable to “Infinitus Law Corporation”]	$3,058.00

The TOTAL AMOUNT payable includes the 1st month advance Gross Rent beginning 15 June 2010. GIRO payment will be effective from the following month.

3	ACCEPTANCE

To accept this offer of tenancy, please proceed with the followings:-

(a)	Write us a letter of acceptance of this offer with your company’s letterhead (using our specimen copy as a guide);

(b)	Enclose a cheque for $55,755.49 made out in favour of “HTSG a/c Ascendas REIT” together with the Direct Debit Authorisation (DDA) form for the rental GIRO payment;

(c)	Enclose a cheque for $3,058.00 made out in favour of “Infinitus Law Corporation”;

(d)	Enclose the Banker’s Guarantee of $95,467.68.

(e)	Please complete and return us the attached form.

4	This offer shall lapse if it is not accepted by 10 March 2010 unless an extension time has been requested and agreed by us.

5	CONTACT DETAILS

Please contact Shirley Teo Li Ping at DID Tel No. 65088765 and Mobile No. 96900581 if you have any queries.

Yours faithfully,

For and on behalf of

HSBC Institutional Trust Services (Singapore) Limited

As Trustee of Ascendas Real Estate Investment Trust

	/s/ Jean LAU		/s/ Tricia TAN
Name:	Jean LAU Senior Executive Asset & Lease Management	Name:	Tricia TAN Assistant Manager Sales & Marketing

Date:	17 February 2010	Date:	17 February 2010

Encl.

LORRY PARKING
CONTAINER PARKING
CONTAINER PARKING
LORRY PARKING
LOADING / UNLOADING
LOADING / UNLOADING
PRODUCTION
#02-01
1,232.00 M²
#02-02
912.00 M²
#02-03
1,327.00 M²
PRODUCTION
#02-04
1,315.00 M²
#02-05
1,098.00 M²
PRODUCTION
#02-06
738.00 M²
#02-07
614.00 M²
#02-08
55.00 M²
#02-09
31.80 m²
#02-10
236 M²
#02-11
220 M²
MAIN LOBBY
CAR PARKING
CAR PARKING
CAR PARKING

TECHVIEW
2ND STOREY FLOOR PLAN